UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 2, 2010
Newell Rubbermaid Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Glenlake Parkway Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 770-418-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 2, 2010 Newell Rubbermaid Inc. (the “Company”) entered into a Master Confirmation and a Supplemental Confirmation (collectively, the “ASB Agreement”) with Goldman, Sachs & Co. (“Goldman Sachs”) to effect an accelerated stock buyback of the Company’s common stock, par value $1.00 per share (the “Common Stock”). Under the ASB Agreement, on August 10, 2010, the Company will pay Goldman Sachs an initial purchase price of $500.0 million, and Goldman Sachs will deliver to the Company 25,806,452 shares of Common Stock, representing approximately 80% of the shares expected to be purchased under the ASB Agreement. The Company intends to use a portion of the proceeds from the sale of a new series of senior notes due 2020 (the “2020 Notes”), together with cash on hand and short-term borrowings, to fund the initial purchase price. The repurchase of stock under the ASB Agreement is subject to the closing of the offering of the 2020 Notes.
The number of shares that the Company ultimately purchases under the ASB Agreement will be determined based on the average of the daily volume-weighted average share prices of the Common Stock over the course of a calculation period and is subject to certain adjustments under the ASB Agreement (such average price, as so adjusted, the “Final Price”). Upon settlement following the end of the calculation period, Goldman Sachs will deliver additional shares to the Company so that the aggregate value of the shares initially delivered plus such additional shares, based on the Final Price, is $500.0 million. Alternatively, if the value of the shares initially delivered, based on the Final Price, exceeds $500.0 million, the Company will deliver cash or shares of Common Stock (at the Company’s election) to Goldman Sachs for the excess. The Company intends to use any remaining proceeds from the sale of the 2020 Notes, together with cash on hand and short-term borrowings, to make any additional cash payment it may owe Goldman Sachs upon settlement.
The calculation period is scheduled to run from August 11, 2010 until March 7, 2011 and may be shortened at the option of Goldman Sachs to end as early as November 18, 2010. If the Company realizes its intention to conduct a proposed exchange offer for its 5.50% Convertible Notes due 2014, the calculation period will be suspended during and following the pendency of such exchange offer. If the Company does not conduct the proposed exchange offer, both the end of the calculation period and the date on which Goldman Sachs may first exercise its option to shorten the calculation period will be accelerated to reflect the absence of a suspension period. While the ASB Agreement is in effect, the Company will not be permitted to repurchase its common stock in the open market.
The ASB Agreement contains terms and conditions customary for agreements of this kind, including providing for adjustments in the event of extraordinary corporate transactions and setting forth circumstances under which the ASB Agreement may be terminated or unwound early.
The foregoing summary of the ASB Agreement is qualified in its entirety by the terms of the ASB Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.
Goldman Sachs and its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. In particular, Goldman Sachs is serving as an underwriter in the offering of the 2020 Notes and as a dealer manager for the Company’s tender offer for its 10.60% Notes due 2019.
Item 8.01 Other Events.
On August 2, 2010 the Company announced a capital structure optimization plan. A copy of the Company’s press release is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

Exhibit
Number	Description

10.1	Master Confirmation dated as of August 2, 2010 between Newell Rubbermaid Inc. and Goldman, Sachs & Co. Re: Accelerated Stock Buyback

10.2	Press release dated August 2, 2010 announcing Capital Structure Optimization Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.
August 2, 2010	By:	/s/ John K. Stipancich
Name: John K. Stipancich
Title: Senior Vice President, General Counsel and
Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Master Confirmation dated as of August 2, 2010 between Newell Rubbermaid Inc. and Goldman, Sachs & Co. Re: Accelerated Stock Buyback

10.2	Press release dated August 2, 2010 announcing Capital Structure Optimization Plan